Exhibit 10.46

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) dated as of the 24th day of May, 2023 (the “Effective Date”), is between Goodness Growth Holdings, Inc., a British Columbia corporation having an address of 207 S. Ninth Street, Minneapolis, MN (the “Company”) and Grown Rogue Unlimited, LLC, an Oregon limited liability company having an address of 550 Airport Road, Medford, OR 97501 (“Consultant”) (Company and Consultant are referred to herein individually as the “Party” or collectively as the ”Parties”).

Recitals

WHEREAS, Company owns vertically-integrated, state-licensed cultivator, processor, and retail assets producing and selling commercialized cannabis products in the states of Maryland and Minnesota (the “Initial Markets”);

WHEREAS, Consultant has experience and competency in growing, harvesting, post-harvest processing, packaging and selling cannabis products, as well as driving continuous improvements in cannabis flower production, with an emphasis on quality through genetics and best practices;

WHEREAS, Company desires to obtain Consultant’s assistance in commercializing Company’s products in its Initial Markets; and

WHEREAS, the Parties wish to set forth in writing the terms and conditions of this independent consultant engagement.

Agreement

NOW THEREFORE, in consideration of the promises contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.Term and Termination.

A.Term.Company hereby engages Consultant in the capacity set forth in this Agreement, and Consultant hereby accepts this engagement, for a term beginning on the Effective Date and ending on June 30, 2025 (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement shall automatically renew for an additional two (2) year term (the “Renewal Term”), unless and until Company provides notice of nonrenewal to Consultant in writing at least ninety (90) days before the end of the Initial Term, or unless and until earlier termination under this Agreement by either Company or Consultant pursuant to the terms of this Agreement. Upon the expiration of the Renewal Term, this Agreement shall automatically renew for a final two (2) year term (the “Final Term”, and together with the Initial Term and Renewal Term, the “Term”) unless and until Company provides notice of nonrenewal to Consultant in writing at least ninety (90) days before the end of the Renewal Term, or unless and until earlier termination under this Agreement by either Company or Consultant pursuant to the terms of this Agreement.

B.Termination by Company.  This Agreement may be terminated by Company by providing written notice to Consultant:

i.

If Consultant is in material breach of any representation, warranty, or covenant under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Consultant within a commercially reasonable period of time, in no case exceeding sixty (60) days, following Consultant’s receipt of written notice of such breach from Company;

ii.

If, as a result of Consultant’s intentional, reckless or negligent action or failure to act, any of Company’s cannabis-related licenses in the Initial Markets are actually or reasonably likely to be suspended, revoked, or terminated;

iii.

If, as a result of changes to federal, state or local law, rule or regulation, any of Company’s cannabis related licenses in the Initial Markets are actually or reasonably likely to be non-renewed, expired, or otherwise of no force or effect due to the existence of either Party’s performance under this Agreement; provided, however, that, before exercising its right of termination under this subsection (iii), Company shall use commercially reasonable efforts to comply with any such changes to federal, state or local law, rule or regulation in order to maintain its cannabis related licenses in full force and effect and in good standing after giving effect to such changes in federal, state or local law, rule or regulation;

iv.	If Company is acquired, sells all or substantially all of its assets, or is merged into another entity and is not the surviving entity of such merger;

v.

If any of the following events occur (each such event shall be referred to as a “Company Insolvency Event”): (a) Company becomes insolvent or is generally unable to pay, or fails to pay, its debts including principal and/or interest due as those debts become due;, (b) Company files, or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, and such petition or proceeding is not dismissed within forty-five (45) days; or (c) Company applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, and such application or appointment is not withdrawn or dismissed within forty-five  (45) days;

vi.	For convenience, provided that such termination for convenience shall take effect ninety (90) days after written notice by Company to Consultant;

vii.

If any of the following events occurs (each, a “Consultant Insolvency Event”): (a) Consultant becomes insolvent or generally unable to pay, or fails to pay, its debts as they become due, (b) Consultant files, or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, and such petition or proceeding is not dismissed within one hundred twenty (120) days, or (c) Consultant applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, and such application or appointment is not withdrawn or dismissed within one hundred twenty (120) days

C.Termination by Consultant.  This Agreement may be terminated by Consultant by providing written notice to Company:

i.

If Company is in material breach of any representation, warranty, or covenant under this Agreement (other than a breach covered by subsection (iv) below) and either the breach cannot be cured or, if the breach can be cured, it is not cured by Company within a commercially reasonable period of time, in no case exceeding ninety (90) days, following Company’s receipt of written notice of such breach from Consultant, unless a Company Insolvency Event shall have occurred;

ii.

If, as a result of Company’s intentional, reckless or negligent action or failure to act, any of Company’s cannabis-related licenses are actually or reasonably likely to be suspended, revoked, or terminated, unless a Company Insolvency Event shall have occurred,;

iii.

If, as a result of changes to federal, state or local law, rule or regulation, any of Company’s cannabis related licenses are actually or reasonably likely to be non-renewed, expired, or otherwise of no force or effect due to the existence of or either Party’s performance under this Agreement;

iv.

If Company shall fail to (a) pay any amount owed when due pursuant to Section 3 of this Agreement and such failure continues beyond thirty (30) days after Company’s receipt of written notice from Consultant, or (b) issue warrants when due pursuant to Section 3 of this Agreement and such failure continues beyond sixty (60) days after Company’s receipt of written notice from Consultant, unless a Company Insolvency Event shall have occurred;

v.	If a Consultant Insolvency Event shall have occurred; or

vi.	For convenience, provided that such termination for convenience shall take effect ninety (90) days after written notice by Consultant to Company.

D.Termination Fee. Provided no Company Insolvency Event or Consultant Insolvency Event shall have occurred, should this Agreement be terminated by Company pursuant to Section 1.B.(vi), or by Consultant during the same period,  pursuant to Section 1.C(i), 1.C(ii), or 1.C(iv), Company shall pay Consultant a termination fee (the “Termination Fee”) as described in Exhibit A. If Company terminates this Agreement pursuant to Section 1.B.(iv), the Termination Fee shall be an amount equal to the greater of: (i) $5,000,000 and (ii) four (4) times the arithmetic mean of the quarterly fees paid pursuant to Section 3.A. of the Agreement, calculated by using the quarterly fees paid for the most recent two (2) calendar quarter period. From and after April 1, 2025, if Company owes a Termination Fee to Consultant pursuant to this Agreement, at Company’s election, up to fifty percent (50%) of the Termination Fee may be paid in the subordinate voting shares of Company’s capital stock, valuing the stock for such purpose at the greatest discount off of market price permitted under the circumstances, up to twenty percent (20%), by the Canadian Securities Exchange or any successor principal stock exchange on which Company’s subordinate voting shares are traded. For the avoidance of doubt, no Termination Fee shall be owed if a Company Insolvency Event shall have occurred.

E.Survival. In the event that this Agreement is terminated pursuant to the provisions of Sections 1.B. or 1.C., all obligations under Sections 6, 7, 8, 9, 10, 13, 16, 17, and 18 of this Agreement shall survive termination or expiration of this Agreement.

2.Services.  During the Term, Consultant shall provide the services described in Exhibit B hereto to Company (the “Services”).  Exhibit B may be amended from time to time during the Term by written consent of both Parties.  To the extent of a conflict between the terms of this Agreement and Exhibit B, the terms of this Agreement shall supersede and be controlling. Such Services shall be performed at times and places as shall be mutually convenient for Company and Consultant, and Consultant shall exercise independent judgment as to the method for accomplishing the Services.  The nature, extent, period of performance, and limitations of the Services provided will be mutually agreed to by Company and Consultant.  Consultant shall: (i) devote whatever time, effort and resources may be necessary or required to provide Services hereunder in a professional manner; and (ii) at all times in the performance of the Services, comply with all applicable laws, codes and regulations and the reasonable and lawful instructions, standards of conduct, policies and procedures established and/or promulgated by Company, in written or electronic form, which may be amended from time to time upon written notice to Consultant.  Company does not control the manner or means of Consultant’s transportation to any worksite.  In performing the Services, Consultant shall: (i) hire, supervise, compensate and terminate its own employees; (ii) maintain all licenses and permits necessary to perform the Services; and (iii) perform the Services in a timely and professional manner.

3.Compensation.

A.Fees.For the services described in Exhibit B, during the Term of this Agreement Company agrees to pay Consultant a sum equal to Twenty Per Cent (20%) (the “Base Fees”) of any increase (the “ANI Increase”) in Company’s quarterly adjusted net income from operations (the “ANI”) for the aggregate of Company’s Minnesota and Maryland operations over the Q4 (October 1 through December 31) 2022 ANI Baseline (as defined in Exhibit C) plus any annual increase in CPI-U (all items) for the period between June 1, 2023, and the date of calculation  for such operations. Base Fees shall be calculated for each of Company’s fiscal quarters using ANI as described in, and calculated in accordance with, Exhibit C. If Company determines, acting reasonably and in good faith, that the quarterly ANI Increase for a given fiscal quarter is at least Fifty Per Cent (50%) attributable to Consultant’s services described in Exhibit B, Company shall pay Consultant an additional sum up to Seven and a Half Per Cent (7.5%) of ANI Increase (the “Additional Base Fees”). If Company determines, acting reasonably and in good faith, that the quarterly ANI Increase for a given fiscal quarter is at least Seventy-Five Per Cent (75%) attributable to Consultant’s services described in Exhibit B, Company shall pay Consultant an additional sum up to Seven and a Half Per Cent (7.5%) of ANI Increase (the “Final Additional Base Fees”).  For the purposes of calculating Additional Base Fees and Final Additional Base Fees, Company shall provide Consultant with its determination of the ANI Increase attributable to Consultant’s services within thirty (30) days of the end of Company’s fiscal quarter (the “Fee Attribution Statement”) on a form mutually agreeable to both Parties.  Consultant shall have ten (10) days to accept or dispute the Fee Attribution Statement or dispute Company’s calculation pursuant to Section 3.B. If Consultant does not respond to the Fee Attribution Statement within the ten (10) day period (the “Fee Attribution Statement Review Period”), Consultant shall forfeit any dispute rights and Company shall make any payment for Additional Base Fees and Final Additional Base Fees in accordance with its calculation set forth on the Fee Attribution Statement.

B.Fee Disputes. If Consultant disputes Company’s Fee Attribution Statement, the Parties acknowledge and agree that they will work in good faith to resolve the dispute. The Parties further acknowledge and agree that if they are not able to agree upon a Fee Attribution Statement within twenty (20) days following the expiration of the Fee Attribution Statement Review Period, the Parties will resolve the dispute by binding arbitration, using a single arbitrator acceptable to both Parties, and employing American Arbitration Association rules for commercial disputes. The Parties agree that the results of the arbitration will be final and binding on the Parties and may be entered in any court with jurisdiction thereof.  Each Party shall pay Fifty Per Cent (50%) of the cost and expense of the arbitrator and arbitration process, excluding each Party’s legal fees and related costs, which each Party shall bear separately. Notwithstanding the existence of any dispute over Additional Base Fees and/or Final Base Fees, Company shall remit payment of the Base Fees in accordance with subsection 3.D.

C.Renewal Term and Final Term Base Fee Reductions. If Company pays Base Fees, Additional Base Fees, and Final Additional Base Fees in excess of Fifteen Million Dollars ($15,000,000.00) in the aggregate during the Initial Term and this Agreement renews for the Renewal Term, then the Base Fees payable to Consultant by Company shall be reduced to Fifteen Per Cent (15%) for the Renewal Term.  In addition, if Company pays Base Fees, Additional Base Fees, and Final Additional Base Fees in excess of Twelve Million Dollars ($12,000,000.00) in the aggregate during the Renewal Term and this Agreement renews for the Final Term, then the Base Fees payable to Consultant by Company shall be further reduced to Ten Per Cent (10%) for the Final Term. A form 1099 shall be issued each calendar year for all payments made and other compensation given, if required by applicable law.

D.Payment.  Company shall pay Base Fees to Consultant for each of the fiscal quarters ending March 31, June 30, and September 30 within thirty (30) days after the end of each such quarter.  Company shall pay Base Fees to Consultant for each fiscal quarter ending December 31 within sixty (60) days after Company’s fiscal quarter and year end. Company shall pay any Additional Base Fees and Final Additional Base Fees, if achieved, to Consultant within Fifteen (15) days after the determination of the final amount thereof pursuant to subsection 3.A. or 3.B.  The Parties agree that, notwithstanding the Effective Date, the first Base Fee due to Consultant under this Agreement shall be based on the ANI Increase for the fiscal quarter beginning January 1, 2023, and ending March 31, 2023, as compensation for Services provided by Consultant to Company during such period under the terms of a Memorandum of Understanding between the Parties, which Base Fee Company shall pay to Consultant on or before July 1, 2023.

E.Annual Review of Payments. Concurrently with filing its annual audited financial statements on EDGAR and/or SEDAR for each fiscal year during the Term, Company shall deliver a copy of such audited financial statements to Consultant together with (i) Company’s calculation of ANI for each quarter during such prior fiscal year and the ANI for the fiscal year ended the prior December 31, in each case, in accordance with Exhibit C and based on such annual audited financial statements, and (ii) Company’s determination of any over- or under-payment of Base Fees, Additional Base Fees, and Final Additional Base Fees during the prior fiscal year based thereon (collectively, the “Annual True-Up Report”).  Consultant shall have thirty (30) days after it receives the Annual True-Up Report to accept Company’s year-end reconciliation as set forth in such Annual True-Up Report or to give notice of a dispute of such year-end reconciliation pursuant to Section 3.B. If Company has, in the aggregate, overpaid Base Fees, Additional Base Fees, or Final Additional Base Fees to Consultant during the prior fiscal year, Company may offset the overpayment from the next payment(s) of Base Fees due to Consultant. If Consultant was underpaid by Company Base Fees, Additional Base Fees, or Final Additional Base Fees, in the aggregate for such fiscal year, Company shall pay Consultant the amount of the underpayment, without interest or penalty, pursuant to the terms of subsection 3.D.

F.Company Warrants.  Upon the commencement date of the Initial Term of this Agreement, Company shall grant to Consultant Ten Million (10,000,000) warrants to purchase subordinate voting shares of Company with a strike price set at a Twenty-Five Per Cent (25%) premium of the 10-day volume weighted average price (“VWAP”) of Company’s subordinated voting shares prior to the Effective Date. Such warrants shall be issued to Consultant with a five (5) year term to exercise, shall not be registered with the United States Securities Exchange Commission or any Canadian provincial securities commission, and shall not be assignable except as set forth in the warrant certificate.

G.Consultant Warrants.  Upon the commencement date of the Initial Term of this Agreement, Consultant shall cause its parent company, Grown Rogue International, Inc. (“GRIN”), to grant to Company Eight Million Five Hundred Thousand (8,500,000) warrants to purchase subordinate voting shares of GRIN with a strike price set at a Twenty-Five Per Cent (25%) premium of the 10-day VWAP of GRIN’s subordinated voting shares prior to the Effective Date. Such warrants shall be issued to Company with a five (5) year term to exercise, shall not be registered with the United States Securities Exchange Commission or any Canadian provincial securities commission, and shall not be assignable except as set forth in the warrant certificate.

4.Expenses.  Company shall be solely responsible for paying all reasonable expenses incurred by Consultant in performing its obligations under this Agreement, including but not limited to travel, food, lodging, and other expenses.

5.Assignment.  This is a contract for personal services by Consultant, and this Agreement may not be assigned to any Party without the prior written consent of Company.

6.Independent Consultant.  Consultant shall be for all purposes an independent contractor of Company and not, solely by reason of the existence of this Agreement, an employee, partner, or owner of Company and shall not participate in any employee benefit program of Company by reason of this Agreement.  Except as required by law, Company shall not withhold any sums from the payments to be pursuant to Section 3 for Social Security, FICA, unemployment, employment, or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely the responsibility of Consultant.  Neither Consultant nor its employees, nor employees of an entity for which Consultant serves as an employee, partner or other type of owner, shall be entitled to receive any benefits which employees of Company receive and shall not be entitled to receive from Company workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of and work or Services provided to Company.  Consultant shall be solely responsible for paying: (i) its employees, if any, and all taxes, FICA, workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing and other benefits for Consultant and its employees, servants and agents; and (ii) any employees of a business entity for whom Consultant serves as an employee, partner or other type of owner.  Consultant will defend, indemnify, and hold harmless Company from any and all loss or liability, including attorney’s fees, arising from its failure to make these payments, withholdings, or benefits, if any.  Consultant shall: (i) be totally and solely responsible for the timely reporting and payment of all income or other taxes and other governmental liabilities resulting from the performance of its Services hereunder, (ii) pay all self-employment and other taxes, including income taxes and estimates thereof, as shall be required by the Internal Revenue Code and the laws, rules, and regulations of any other government entity having jurisdiction over Consultant, and (iii) indemnify, defend and hold Company harmless for any tax or other liability arising from or related to Consultant’s failure to timely report and pay all income or other taxes or other governmental liabilities relating to compensation received from Company or otherwise relating to the Services.

7.Restrictive Covenants.  As an inducement for each Party to enter into this Agreement, each Party covenants and agrees as follows:

A.Non-Solicitation.  During the period commencing on the Effective Date and ending with the expiration of the Term or the earlier termination of this Agreement for any reason (“Restrictive Term”), neither Party (the “Restricted Party”) will, directly or indirectly, on Restricted Party’s behalf or on behalf of or in conjunction with any other Person:

(i)Solicit, attempt to solicit (whether or not said solicitation is initiated by Restricted Party), induce, or attempt to induce the business of any person or entity who is a customer or who Restricted Party knows or reasonably should know is a prospective customer of the other Party;

(ii)Cause, induce, attempt to cause or induce, solicit, or attempt to solicit (whether or not said solicitation is initiated by Restricted Party) any customer, supplier, subcontractor, tradesman, lessor, licensor, licensee, employee, consultant or any other person or entity with a business relationship with the other Party to cease doing business with the other Party, to deal with any competitor of the other Party or in any way interfere with any such person’s or entities’ relationship with the other Party; or

(iii)Recruit, solicit, hire, retain or attempt to recruit, solicit (whether or not said solicitation is initiated by Restricted Party), hire or retain any employee or independent contractors of the other Party or in any way interfere with the relationship between the other Party and any of its employees or independent contractors.  The Parties agree that, with respect to this subsection (iii) (and only this subsection (iii)), the Restrictive Term shall continue after the expiration of the Term or earlier termination of this Agreement for a period of one (1) year;

B.Extension of Term.  In the event of a breach by Restricted Party of any covenant set forth in Sections 7.A of this Agreement, the Restrictive Term of such covenant will be extended by the period of the duration of such breach.

C.Modification.  The terms and conditions of this Agreement shall be enforced to the maximum extent allowed by law.  Therefore, if a final, non-appealable judgment of a court or tribunal of competent jurisdiction (“Judicial Authority”) determines that any term or provision contained in Section 7.A is invalid or unenforceable, then the Parties agree that: (i) such provisions shall be rendered invalid, unenforceable, or void only to the extent that such final, non-appealable determination of such Judicial Authority finds such provision unreasonable or otherwise unenforceable with respect to Restricted Party, and (ii) the Judicial Authority making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or geographic area, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Agreement will be deemed amended and enforceable within the jurisdiction of such Judicial Authority as so modified after the expiration of the time within which the judgment may be appealed and this Agreement shall remain in full force and effect, as originally drafted, in all other jurisdictions.  This Section 7.C is reasonable and necessary to protect and preserve each Party’s legitimate business interests and to prevent any unfair advantage conferred on Restricted Party, or any of Restricted Party’s affiliates.

8.Confidential Information.

A.Defined.  For the purposes of this Agreement, the term “Confidential Information” means all information in whatever form (whether oral, written, electronic, paper, or other medium), concerning a Party (the “Disclosing Party”), furnished by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”), or learned by the Receiving Party as a result of the Services, at any time (whether before or after the date of this Agreement) and in each case, regardless of the manner in which the medium in or on which such information is furnished, stored or displayed, including without limitation: (i) the occurrence and subject matter of the Services; (ii) all information, products, plans, methods, ideas, intellectual property, trade secrets, compensation data, financial information, marketing strategies and information, programs and services, inventions, processes, designs, sketches, drawings, business opportunities, projections, developments, know-how, formulae, computer software and programs, (including all code) and intellectual property, prospects, pending projects and proposals, pricing information, technical data, customer and supplier lists, customer prospect lists, product and equipment designs or enhancements, concepts, inventions and ideas, and other developments and techniques, other trade secrets or confidential or proprietary information, whether patentable or copyrightable or not, and other information that is not generally known or readily ascertainable by other persons.  Written information supplied to the Receiving Party may be marked “CONFIDENTIAL” when feasible, but the failure to so mark such information shall not be deemed a waiver by the Disclosing Party of confidentiality.

B.Exclusion.  “Confidential Information” shall not include any information which: (i) was in the possession of the Receiving Party at the time it was first disclosed by or on behalf of the Disclosing Party; (ii) was in the public domain at the time it was disclosed to the Receiving Party; (iii) enters the public domain through sources independent of the Receiving Party and through no act or omission of the Receiving Party; (iv) was lawfully obtained by the Receiving Party from a third party not known by the Receiving Party to be under an obligation of confidentiality to Company; or (v) was independently developed by the Receiving Party with the use of or reference to the Confidential Information.

C.Use of Confidential Information.  The Receiving Party agrees that Confidential Information shall be used solely for the purposes of performing its obligations under this Agreement (“Permitted Purposes”).  The Receiving Party agrees: (i) not to disclose (or permit disclosure of) any Confidential Information (or any portion thereof) to any person or entity; (ii) not use the Confidential Information for its own purposes, or any other purposes other than Permitted Purposes; and (iii) to keep and shall cause its representatives and affiliates to keep all such Confidential Information confidential and shall exercise reasonable care to prevent disclosure of such Confidential Information to any third party, except as authorized in writing by the Disclosing Party. Internal dissemination of Confidential Information by the Receiving Party shall be limited to those representatives who are directly involved in the Services and whose duties justify their need to know such information, provided that the Receiving Party shall be liable for any breach of this Section 8 by its representatives and affiliates to which it discloses Confidential Information.  The Receiving Party shall promptly notify the Disclosing Party in writing of any unauthorized use or disclosure of Confidential Information which may come to the Receiving Party’s attention.

D.Ownership.  The Receiving Party agrees that: (i) Confidential Information and all goodwill associated with or symbolized by such Confidential Information are and shall remain the sole property of the Disclosing Party; (ii) no action by the Disclosing Party shall be deemed to constitute or result in an assignment of any Confidential Information to the Receiving Party or the creation of any equitable or other interest herein or to grant the Receiving Party the right to use the Confidential Information except as contemplated herein; (iii) all legal rights in the Confidential Information, including the right to patent any technology arising therefrom, shall belong exclusively to the Disclosing Party; and (iv) this Agreement does not constitute a license of any Confidential Information.

E.Mandatory Disclosure.  In the event the Receiving Party is legally compelled to disclose any Confidential Information, the Receiving Party shall, to the extent legally permitted, promptly give notice to the Disclosing Party so that the Disclosing Party may seek to quash such compulsion or to obtain an appropriate protective order.  In the event the Disclosing Party does not (or seek to) quash such compulsion, and regardless of whether a protective order is obtained, the Receiving Party shall, without violating this Section 8, disclose only such limited portion of the Confidential Information as is required to avoid sanction by the court having jurisdiction of such matter.

F.Return of Documents / Cessation of Use.  In the event the Agreement is terminated for any reason, or at any time within five (5) days following the Disclosing Party’s written request, the Receiving Party shall: (i) promptly return (or upon the Disclosing Party’s written direction, destroy) all documentation (whether original or copies whether electronic or other medium) and other materials (whether tangible or stored in any storage medium, and whether prepared by the Receiving Party or the Disclosing Party from information supplied by the Disclosing Party) containing any Confidential Information to the Receiving Party without retaining any copies thereof; and (ii) immediately cease any use of the Confidential Information.

9.Intellectual Property.

A. Definitions.

(i)“Intellectual Property” means, collectively, Hard Intellectual Property and Soft Intellectual Property.

(ii)“Hard Intellectual Property” means any copyrights, patents and patent applications, trademarks, service marks, logos, trade dress, brands, product names, domain names, formulas and recipes, and other similar intellectual property.

(ii)“Soft Intellectual Property” means any process, technique, system, method, algorithm, technology, and other similar trade secrets and know-how, but expressly excluding any Hard Intellectual Property.

B.	Ownership.

i.

Consultant Intellectual Property.  Subject to Section C below, Consultant will own all Intellectual Property that (a) was in existence and owned by Consultant before the Effective Date; or (b) was made or discovered by Consultant after the Effective Date, other than in any Intellectual Property developed or created by Consultant specifically for Company in connection with the Services.

ii.	Company Intellectual Property. Company will own all Intellectual Property that (a) was in existence and owned by Company before the Effective Date; (b) was made or discovered by

Company after the Effective Date; or (c) constitutes Intellectual Property and was developed or created by Consultant specifically for Company in connection with the Services.

C.	Grant of Licenses.

i.

Soft Intellectual Property License.  Consultant hereby grants to Company a non-exclusive, royalty-free, irrevocable, perpetual, sub-licensable right and license to make or cause to be made, use, and sell Consultant’s Soft Intellectual Property in connection with Company’s cannabis products in Company’s Initial Markets (the “Soft IP License”).

ii.

Hard Intellectual Property License.  Consultant hereby grants to Company a right and license, during the Term of this Agreement and for the one-year period following the expiration or earlier termination of this Agreement (such one-year period, the “Tail Period”) to make or cause to be made, use, and sell Consultant’s Hard Intellectual Property in connection with Company’s cannabis products in Company’s Initial Markets (the “Hard IP License”).

iii.

Exclusivity.  The Hard IP License granted herein shall be (a) exclusive to Company in its Initial Markets during the Term of this Agreement, and (b) non-exclusive to Company, including in its Initial Markets, during the Tail Period.  For the avoidance of doubt, the Hard IP License shall terminate automatically upon the expiration of the Tail Period and from and after the expiration of the Tail Period Company shall cease using any of the Hard Intellectual Property.

iv.

Royalty.  During the Term of this Agreement, the Hard IP License shall be royalty-free at no additional cost to Company.  During the Tail Period, Company agrees to pay Consultant a royalty fee for the Hard IP License at the rate of Five Per Cent (5%) of the net selling price, as herein defined, of all products subject to the Hard IP License (the “Royalty”). For the purposes of computing the Royalty, the net selling price shall be the total of all gross sales amounts actually invoiced or shipped, reduced by any cash discount actually granted to customers which are directly related to their respective purchase of products subject to the Hard IP License from Company and separately billed and itemized on the invoice to the customer and credits or refunds for returns actually made.

v.

Payment and Reporting. Company agrees to make any Royalty payments to Consultant on a monthly basis to be paid by the fifteenth (15th) day of the immediately subsequent month.  With each monthly Royalty payment, Company will deliver to Consultant a report with the following information for the previous month:  (a) gross consideration received by Company for sales of products subject to the Hard IP License during the month, (b) the calculation of the net selling price for each sale of products, and (c) the calculation of the monthly Royalty payment due to Consultant.  Consultant’s acceptance of or any report or Royalty payment will not in any manner preclude Consultant from questioning the accuracy of any report or correctness of any payment  at any time.

10.Remedies.  The Parties agree that their obligations in Sections 7, 8 and 9 of this Agreement are necessary and reasonable in order to protect each Party and its business. The Parties agrees that the remedy at law for any breach of the provisions of this Agreement will be adequate as defined by the Court.

11.Consideration.  The consideration given to Consultant by Company shall be the fees and warrants paid to Consultant pursuant to Section 3 hereof.

12.Notices.  All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered via: (i) personal delivery; (ii) expedited delivery service with proof of delivery;

(iii) registered or certified United States mail, postage prepaid; or (iv) upon delivery by email, in each case, addressed to the appropriate Party as follows:

To Company:	Vireo Health, Inc.	To Consultant:	Grown Rogue Unlimited, LLC
	207 South Ninth Street		550 Airport Road
	Minneapolis, MN 55402		Medford, OR 97501
	Attn: General Counsel		Attn: Obie Strickler
	E-mail: michaelschroeder@vireohealth.com		E-mail: obie@grownrogue.com

or to any other address as the person to whom notice is to be given may have previously furnished to the other in writing as set forth above, provided that notice of an address change shall be deemed given only upon receipt.

13.Representations and Warranties.

A.Consultant’s Representations and Warranties. Consultant represents and warrants to Company that:

i.	It is a limited liability company, duly organized and validly existing under the laws of the State of Oregon;

ii.	It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

iii.

The execution of this Agreement by its representative whose signature is set forth at the end of this Agreement, and the delivery and performance of this Agreement by Consultant, have been fully authorized by all necessary action on the part of Consultant;

iv.	It has duly executed and delivered this Agreement and this Agreement constitutes the legally binding obligation of Consultant enforceable against Consultant in accordance with its terms;

v.

Consultant’s performance of the Services will not involve the use or disclosure of any trade secret information of any third party or the infringement of any intellectual property ownership or rights of any third party;

vi.

The execution, delivery, and performance of this Agreement by Consultant will not violate, conflict with, require consent under or result in any breach or default under (a) any of Consultant’s organizational documents; (b) any applicable law; or (c) with or without notice or lapse of time or both, the provisions of any material contract to which Consultant is a party;

vii.

It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement; and

viii.	Consultant will perform the Services diligently and in accordance with accepted and sound professional practices and procedures.

B. Company’s Representations and Warranties. Company represents and warrants to Consultant that:

i.	It is a corporation, duly organized, validly existing and in good standing under the laws of British Columbia;

ii.	It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

iii.

The execution of this Agreement by its representative whose signature is set forth at the end of this Agreement, and the delivery and performance of this Agreement by Company, have been fully authorized by all necessary action on the part of Company;

iv.	It has duly executed and delivered this Agreement and this Agreement constitutes the legally binding obligation of Company enforceable against Company in accordance with its terms;

v.

The execution, delivery, and performance of this Agreement by Company will not violate, conflict with, require consent under or result in any breach or default under (a) any of Company’s organizational documents; (b) any applicable law; or (c) with or without notice or lapse of time or both, the provisions of any material contract to which Company is a party; and

vi.

It has obtained all material licenses, authorizations, approvals, consents or permits required by applicable laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement.

14.Entire Agreement and Amendment.  This Agreement: (i) constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements or understandings between Consultant and Company or their agents; and (ii) may be changed or modified only by an agreement in writing signed by both Parties.

15.Severability.  Each provision, section, sentence, clause, phrase, and word of this Agreement is intended to be severable.  If any provision, section, sentence, clause, phrase, and word hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, provided that:  (i) each Party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

16.Indemnification.

A.Indemnification by Consultant. Consultant shall indemnify, defend, and hold Company, its officers, directors, and employees harmless from and against any and all liabilities, claims, demands, proceedings, obligations, assessments, losses, costs, damages, or expense, or any nature whatsoever, contingent or otherwise (including, without limitation, any and all judgments, degrees, equitable relief, extraordinary relief, settlements, awards, and reasonable attorneys’ fees and court costs, including arbitrators’ fees) that are incurred, sustained, suffered, or assessed against Company in a third party claim arising out of, relating to, or as a result of alleged or actual breach of this Agreement by Consultant or Consultant’s intentional misconduct or gross negligence.

B.Indemnification by Company. Company shall indemnify, defend and hold Consultant, its  officers, directors, and employees harmless from and against any and all liabilities, claims, demands, proceedings, obligations, assessments, losses, costs, damages, or expense, of any nature whatsoever, contingent or otherwise (including, without limitation, any and all judgments, degrees, equitable relief, extraordinary relief, settlements, awards, and reasonable attorneys’ fees, and court costs, including arbitrators’ fees) that are incurred, sustained, suffered, or assessed against Consultant in a third party claim arising out of, relating to, or as a result of alleged or actual breach of this Agreement by Company or Company’s intentional misconduct or gross negligence.

17.Remedies.  In the event of any breach by Consultant or Company of any of the provisions of this Agreement, the other Party, in addition to any other rights, remedies or damages available at law or in equity, will be entitled to recover all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by such Party, its successors and assigns as a consequence of any such breach.  This Section 17 will survive the termination or expiration of this Agreement.

18.Set Off. Company shall have the absolute right to offset against any and all payments or consideration due Consultant under this Agreement for any damages to which Company is entitled due to Consultant’s breach of its representations, warranties and covenants as set forth in this Agreement provided that Company’s entitlement to such damages is agreed to by the Parties or such damages have been awarded to Company by a court or arbitrator of competent jurisdiction.

19.Exclusivity.  The work performed for Company under this Agreement shall be performed by Consultant on an exclusive basis with respect to the Initial Markets.  During the Term, Consultant shall not perform any services similar to the Services for any person or entity other than Company in any of the Initial Markets. Consultant shall be free to undertake additional activities for another party in locations outside of the Initial Markets, provided that such activities do not interfere with execution of the Services under this Agreement or otherwise violate this Agreement, including Sections 7, 8, and 9.

20.[Intentionally Omitted.]

21.Insurance.  During the Term, Consultant will acquire and be responsible for maintaining appropriate insurance, including comprehensive automobile liability insurance in the amount of $1,000,000 and comprehensive general liability insurance, and all other insurance necessary or desirable for Consultant, its representatives and affiliates, and any employees including unemployment and worker’s compensation insurance, if required by applicable law.  Prior to commencing the Services, Consultant shall provide certificates of insurance to Company as evidence of Consultant’s compliance with this Section 21 upon request.

22.General Terms.

A.Governing Law; Venue.  The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A. applicable to contracts executed in and performed entirely within such state, without reference to any choice of law principals thereof, but the specific performance provisions and right a Party to seek injunctive relief for the other Party’s breach of the covenants contained herein may also be enforced in any other state or country or nation wherever such breach occurs, and in accordance with the laws of such other state, country or nation, to the extent necessary to secure enforcement in such other jurisdiction.  Each Party: (i) agrees that all actions, claims or proceedings related to this Agreement shall be commenced and maintained exclusively in the Supreme Court of New York, Albany County, or the United States Federal Courts for the Northern District of New York; and (ii) irrevocably consents to submit to the personal jurisdiction and venue of such courts and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum.

B.Waiver.  The failure of either Party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right, power or privilege hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or privilege at any other time or times.

C.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, when taken together, will be deemed to constitute one and the same agreement.

C.	Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

23. Representatives and Affiliates. Each Party agrees that any breach by any of the follow is a breach of such party: (i) any one or more of its principals, shareholders, owners, directors, officers, employees, financing sources, professional advisors (including financial advisors, accountants, and consultants) or agents (collectively the “Representatives”); and (ii) all of its affiliated companies, if any, and the successors and permitted assigns of any of such entities and the owners thereof (collectively, “Affiliates”) and Representatives of any Affiliates. Thus, when the term Party is used in this Agreement, that term shall be read and interpreted to include each Party and its Representatives and Affiliates. The benefits of this Agreement shall inure to the benefit of each Party and any other company directly or indirectly controlled by, or under direct or indirect common control with the Party.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

Company: GOODNESS GROWTH HOLDINGS, INC.

Signature:	/s/ Joshua Rosen
Print Name:	Joshua Rosen
Title:	Interim Chief Executive Officer

Consultant: GROWN ROGUE UNLIMITED, LLC

Signature:	/s/ Obie Strickler
Print Name:	Obie Strickler
Title:

(Signature Page to Consulting Agreement)

EXHIBIT A

to

Independent Consultant Agreement

Date Range of Effective Termination	Termination Fee
Any time during the Term

An amount equal to the greater of: (i) $2,500,000 and (ii) four (4) times the arithmetic mean of the quarterly fees paid pursuant to Section 3.A. of the Agreement, calculated by using the quarterly fees paid for the most recent two (2) calendar quarter period

EXHIBIT B

to

Independent Consultant Agreement

EXHIBIT C

to

Independent Consultant Agreement